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                                                                    EXHIBIT 21.1

Subsidiaries of Anthony Crane Rental Holdings, L.P.

Wholly-Owned Direct Subsidiaries

  Anthony Crane Rental, L.P.
  Anthony Crane Holdings Capital Corporation

Wholly-Owned Indirect Subsidiaries

  Anthony Crane Sales & Leasing, L.P.
  Anthony Crane International, L.P.
  Anthony Crane Sales & Leasing Corporation
  Anthony International Equipment Services Corporation
  ACR/Dunn Acquisition, Inc.
  Carlisle Equipment Group, L.P.
  Carlisle G.P., L.L.C.
  Husky Crane, Inc.
  Anthony Crane Capital Corporation